Exhibit 99.1:

Peoples Financial Corporation Press Release

Dated October 24, 2018

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION

REPORTS RESULTS FOR THIRD QUARTER OF 2018

BILOXI, MS (October 24, 2018)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, reported net income of $172,000 for the third quarter of 2018 compared to net income of $236,000 for the third quarter of 2017.

Earnings for the nine-month period ending September 30, 2018 were $527,000 compared to $1,463,000 for the same period the prior year. Provision for loan losses during the third quarter of 2018 was $28,000 compared to $29,000 for the same period the prior year. The Allowance for Loan Losses as a percentage of total loans was 1.97% as of September 30, 2018 compared to 2.25% as of September 30, 2017.

“Our results for the third quarter reflected significant improvement in non-accrual loans and modest net interest margin expansion,” said Chevis C. Swetman, chairman, president and chief executive officer. He added, “We are pleased with these positive trends and remain focused on enhancing the company’s long-term financial prosperity.”

At September 30, 2018, nonaccrual loans decreased substantially to $8,560,000 compared to $14,384,000 at September 30, 2017. The company had no loans past due 90 days and still accruing at September 30, 2018 compared to $256,000 at September 30, 2017.

Earnings per weighted average common share for the third quarter of 2018 were $0.03 compared to $0.05 for the same period in 2017. Per share figures are based on weighted average common shares outstanding of 5,020,021 and 5,123,186 for the three months ended September 30, 2018 and September 30, 2017, respectively. Earnings per weighted average common share for the nine months ending September 30, 2018 were $0.10 compared to $0.29 for the same period in 2017. Per share figures are based on weighted average common shares outstanding of 5,051,306 and 5,123,186 for the nine months ended September 30, 2018 and September 30, 2017, respectively.

The holding company’s primary capital ratio was 14.10% at September 30, 2018, compared to 14.44% at September 30, 2017. The company’s book value per share was $16.95 and $17.92 at September 30, 2018 and September 30, 2017, respectively.

Founded in 1896, with $619 million in assets as of September 30, 2018, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except weighted average shares and per share figures)

EARNINGS SUMMARY

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net interest income	$4,273	$4,234	$12,761	$12,809
Provision for loan losses	28	29	91	85
Non-interest income	1,533	1,610	4,630	5,327
Non-interest expense	5,606	5,579	16,773	16,926
Income taxes				(338)
Net income	172	236	527	1,463
Earnings per share	.03	.05	.10	.29

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Allowance for loan losses, beginning	$5,508	$5,481	$6,153	$5,466
Recoveries	205	737	451	799
Charge-offs	(350)	(95)	(1,304)	(198)
Provision for loan losses	28	29	91	85

Allowance for loan losses, ending	$5,391	$6,152	$5,391	$6,152

ASSET QUALITY

	September 30,
	2018	2017
Allowance for loan losses as a percentage of loans	1.97%	2.25%
Loans past due 90 days and still accruing	$	$256
Nonaccrual loans	8,560	14,384

PERFORMANCE RATIOS (annualized)

	September 30,
	2018	2017
Return on average assets	.11%	.29%
Return on average equity	.81%	2.16%
Net interest margin	2.99%	2.91%
Efficiency ratio	97%	94%
Primary capital	14.10%	14.44%

BALANCE SHEET SUMMARY

	September 30,
	2018	2017
Total assets	$619,395	$656,987
Loans	273,947	272,823
Securities	277,745	298,466
Other real estate (ORE)	9,892	8,081
Total deposits	504,793	545,067
Shareholders’ equity	84,968	91,799
Book value per share	16.95	17.92
Weighted average shares	5,051,306	5,123,186